As filed with the Securities and Exchange Commission on June 14, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PINNACLE WEST CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)
ARIZONA	86-0512431
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
400 North Fifth Street, PO Box 53999
Phoenix, Arizona 85072-3999
(602) 250-1000
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Robert E. Smith
Pinnacle West Capital Corporation
400 North Fifth Street, MS 9068
Phoenix, Arizona 85004-3992
(602) 250-1000
(Name, address, including zip code and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .   ☐

Prospectus dated June 14, 2023
PINNACLE WEST CAPITAL CORPORATION
INVESTORS ADVANTAGE PLAN
500,000 shares of common stock

The Pinnacle West Capital Corporation Investors Advantage Plan (the “Plan”) provides our existing and potential investors with a convenient, cost-effective way to purchase shares of common stock, no par value, of Pinnacle West Capital Corporation (“Pinnacle West”, the “Company”, or “we”).
Participants in the Plan may:
•
Reinvest all or a portion of cash dividends paid on common stock registered in their names or on common stock credited to their Plan accounts in shares of common stock;

•
Make an initial investment in common stock with a cash payment of at least $50, and additional optional investments thereafter, up to a maximum of $150,000 per calendar year, including the initial investment;

•
Deposit certificates representing common stock into the Plan for safekeeping; and

•
Sell shares of common stock credited to their Plan accounts through the Plan.

We have the option to provide shares of common stock for the Plan from newly issued shares, shares held in our treasury, or shares purchased on the open market. We will make purchases of common stock for the Plan through an independent agent appointed by Computershare Trust Company, N.A., the plan administrator. The common stock is listed on the New York Stock Exchange under the symbol “PNW.” The closing price of the common stock on June 12, 2023 on the New York Stock Exchange was $81.06.
The purchase price of newly issued or treasury shares of common stock purchased under the Plan for an investment date will be the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange Composite Tape and published in The Wall Street Journal or, for any day on which there is no such publication, in another generally accepted publication for the first business day of the relevant investment period, provided that the New York Stock Exchange is open on such day. If newly issued or treasury shares had been purchased for the Plan on June 12, 2023 under this formula, the purchase price would have been $81.03 per share.
The price of shares of common stock purchased on the open market will be the weighted average purchase price per share of the specific batch of the aggregate number of shares purchased on the open market for an investment date, which will generally be the last day of the investment period during which the shares are bought. We will pay the costs of administration of the Plan. However, see Question 35 under “Description of the Plan” for a description of certain fees that we will charge to the participants.
See “Risk Factors” beginning on page 2 of this prospectus where we refer to certain factors you should consider when making a decision to invest in our common stock.
Our principal executive offices are located at 400 North Fifth Street, Phoenix, Arizona 85004. Our telephone number is (602) 250-1000.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ABOUT THIS PROSPECTUS
This prospectus is part of a shelf registration statement that we filed with the SEC. By using a shelf registration statement, we may sell the securities described in this prospectus from time to time or continuously. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
RISK FACTORS
We include a discussion of risk factors relating to our business and an investment in our securities in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed from time to time by us with the Securities and Exchange Commission (the “SEC”). These reports are incorporated by reference in this prospectus. See “Where You Can Find More Information.” We may also describe additional risks related to our securities in a prospectus supplement from time to time. Before purchasing our securities, you should carefully consider the risk factors we describe in those reports and in any prospectus supplement. Although we discuss key risks in the risk factor descriptions, be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business, financial condition, cash flows or operating results.
FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement, and the information contained or incorporated by reference in this prospectus may contain forward-looking statements based on current expectations, and we assume no obligation to update these statements, even if our internal estimates change, except as required by law. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project,” “anticipate,” “goal,” “seek,” “strategy,” “likely,” “should,” “will,” “could,” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by us. In addition to the Risk Factors described above, these factors include, but are not limited to:
•
the current economic environment and its effects, such as lower economic growth, a tight labor market, inflation, supply chain delays, increased expenses, volatile capital markets, or other unpredictable effects;

•
our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;

•
the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;

•
power plant and transmission system performance and outages;

•
competition in retail and wholesale power markets;

•
regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation or interpretations of existing legislation or regulations, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;

•
fuel and water supply availability;

•
our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;

•
our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•
the ability of APS (as defined below) to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition, and results of operations;

•
risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•
current and future economic conditions in Arizona;

•
the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;

•
the development of new technologies which may affect electric sales or delivery, including as a result of delays in the development and application of new technologies;

•
the cost of debt, including increased cost as a result of rising interest rates, and equity capital and the ability to access capital markets when required;

•
environmental, economic, and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•
volatile fuel and purchased power costs;

•
the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•
the liquidity of wholesale power markets and the use of derivative contracts in our business;

•
potential shortfalls in insurance coverage;

•
new accounting requirements or new interpretations of existing requirements;

•
generation, transmission and distribution facility and system conditions and operating costs;

•
the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•
restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

The forward-looking statements speak only as of the date of this prospectus and, unless required by federal securities laws, we assume no obligation to update any of these forward-looking statements. We generally update these factors in each of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements contained in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
AVAILABLE INFORMATION
We file annual, quarterly, and current reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site: http://www.sec.gov. Our filings with the SEC are also available on our own web site at http://www.pinnaclewest.com. The information on our website is not part of this prospectus or any prospectus supplement.
INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934, as amended, prior to the termination of this offering, excluding, in each case, information deemed furnished and not filed.
1.   Pinnacle West’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 27, 2023 (the “Form 10-K”);
2.   Pinnacle West’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed on May 4, 2023;
3.   Pinnacle West’s Current Reports on Form 8-K filed February 22, 2023, April 10, 2023, and May 1, 2023, and May 19, 2023.
4.   The description of Pinnacle West’s common stock included in its registration statement on Form 8-B, File No. 1-8962, as filed on July 25, 1985, as updated by the description of its capital stock contained in Exhibit 4.9 to the Form 10-K, and as amended by any subsequent amendment or any report filed for the purpose of updating such description.
You may request a copy of these filings and will receive a copy of these filings, at no cost, by writing, telephoning, or contacting us through our website at the following:
Pinnacle West Capital Corporation
Office of the Secretary
Station 8602
P. O. Box 53999
Phoenix, Arizona 85072-3999
(602) 250-4400
or online at www.pinnaclewest.com
THE COMPANY
Pinnacle West was incorporated in 1985 under the laws of the State of Arizona and owns all of the outstanding common stock of Arizona Public Service Company (“APS”), its major subsidiary. APS is a vertically-integrated electric utility that provides either retail or wholesale electric service to most of the State of Arizona, with the major exceptions of about one-half of the Phoenix metropolitan area, the Tucson metropolitan area and Mohave County in northwestern Arizona. Pinnacle West’s other subsidiaries are El Dorado Investment Company and Bright Canyon Energy Corporation.
Our principal executive offices are located at 400 North Fifth Street, Phoenix, Arizona 85004, and the telephone number is (602) 250-1000.

DESCRIPTION OF THE PLAN
The Plan is presented through the following questions and answers. For convenience of reference, the definitions of certain key terms are included below:
DEFINITIONS
Administrator	Computershare Trust Company, N.A. (“Computershare”) or such individual, bank, trust company or other entity appointed from time to time by the Company to act as Administrator of the Plan. See also “Plan Administrator.”
Board of Directors	The Board of Directors of the Company.
Cash Investment	An Initial Cash Investment and any payment made subsequent to enrollment in the Plan. The maximum aggregate Cash Investment (including the Initial Cash Investment) is $150,000 per account per calendar year.
Company	Pinnacle West Capital Corporation.
Dividend Payment Date	The date determined by our Board of Directors on which common stock dividends are payable. These dates are normally the first business day of March, June, September, and December.
Dividend Record Date	The date fixed for determining the Shareholders of Record who will be entitled to receive a dividend payable on a Dividend Payment Date. The Dividend Record Date is generally the first business day of the month immediately preceding the Dividend Payment Date.
Eligible Investor	An investor who makes an Initial Cash Investment of at least $50 or a Shareholder of Record.
Enrollment Form	Form available through the Administrator that the investor must complete to be able to participate in the Plan or various features of the Plan, or to change the investor’s participation in the Plan.
Ex-Dividend Date	A date, normally two business days prior to the Dividend Record Date, based on industry regulations, necessary to allow for the settlement of traded securities by the Dividend Record Date.
Initial Cash Investment	A payment made to the Administrator by a person who is not already a Shareholder of Record to purchase shares of common stock in order to open a Plan account. The minimum Initial Cash Investment is $50.
Investment Date	The date on which the purchase price for all shares of common stock to be purchased during an Investment Period has been determined. The purchased shares are credited to a participant’s account as of the Investment Date. Generally, the Investment Date will be the first day of the relevant Investment Period if shares are newly issued or treasury shares purchased from us, and the last day of the relevant Investment Period if shares are purchased on the open market. If the Investment Date would otherwise fall on a day on which the New York Stock Exchange is not open, the Investment Date will be the first business day following such day on which the New York Stock Exchange is open.
Investment Period	The period during which common stock is purchased. A new Investment Period will occur approximately every five business days.
Plan	Pinnacle West Capital Corporation Investors Advantage Plan.
Plan Administrator	Computershare.

Plan Statement	A statement prepared by the Administrator and sent to a participant following the end of each quarter if the participant’s account had purchase or investment activity during the quarter as described in Question 36.
Shareholder of Record	An investor whose shares are registered on the books of the Company in the shareholder’s name.

PURPOSE OF THE PLAN
1.
What is the purpose of the Plan?

The purpose of the Plan is to promote long-term stock ownership among existing shareholders and new investors by providing a convenient and cost-effective method to purchase shares of common stock with Cash Investments or reinvested dividends.
ADVANTAGES AND DISADVANTAGES OF THE PLAN
2.
What are advantages and disadvantages of the Plan?

Advantages:
A.
Direct Purchase of Stock—Persons not presently owning shares of common stock may become shareholders by making an Initial Cash Investment of at least $50. Participants may invest additional funds to purchase shares of common stock at any time. The maximum annual Cash Investment (including the Initial Cash Investment) is $150,000 per account.

B.
Certificate Safekeeping—Participants may deposit their common stock certificates with the Administrator, whether or not the common stock represented by such certificates was purchased through the Plan, and have their ownership maintained on the Company’s records in their Plan accounts. This convenience is provided at no cost to the participant and eliminates the possibility of loss, inadvertent destruction, or theft of certificates. Also, because shares deposited for safekeeping are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan, subject to compliance with applicable laws.

C.
Reinvestment of Dividends—All or a portion of common stock dividends may be reinvested to purchase additional shares of common stock.

D.
Simplified Recordkeeping—A notice will be mailed to participants after any Plan activity, including when shares are sold or otherwise withdrawn from the Plan. It may be a statement that is cumulative, providing year-to-date Plan account activity. Participants will receive a Plan Statement for any quarter in which the participant’s account had purchase or investment activity. Additionally, participants have the option to receive Plan activity notices electronically by logging in to participant’s account through Investor Center at the Administrator’s website www.computershare.com/investor.

E.
Per Share Fees—The per share fees (which include any applicable broker commissions the Plan Administrator is required to pay) paid for buying and selling shares under the Plan may be less than those you would otherwise pay if you were to purchase or sell the shares directly. No per share fees are paid for newly issued shares or for treasury shares.

F.
Transfer of Shares—Participants may transfer shares held in their Plan account to another individual’s account at no cost. The normal transfer requirements will apply.

G.
Full Investment of Funds—The full amount of reinvested dividends and Cash Investments can be invested because the Plan permits fractional shares to be credited to Plan accounts. Dividends are paid on fractional shares as well as on whole shares.

H.
Sell Stock—Participants may sell shares held in their Plan account through the Plan.

Disadvantages:
A.
No Interest on Funds Pending Investment—No interest is paid on dividends or Cash Investments held pending investment or reinvestment.

B.
Delay in Determining Purchase Price—The number of shares purchased for an investor’s Plan account will not be determined until all shares for the relevant Investment Period have been purchased. Therefore, investors will not know the number of shares purchased or the purchase price until the Investment Date and will bear the risk of fluctuations in the market price of the common stock during the Investment Period.
C.
Return of Cash Investments—Cash Investments sent to the Plan Administrator will not be returned to the investor unless a request is received by the Plan Administrator at least two business days prior to the first day of the Investment Period.

D.
Periodic Delays for Issuing Certificates—Requests for termination of an account by issuance of certificates from a Plan account may be delayed 2-3 business days before or after a Dividend Record Date.

E.
Per Share Fees—The per share fees (which include any applicable broker commissions the Plan Administrator is required to pay) paid for buying and selling shares under the Plan may be more than you would otherwise pay if you were to purchase or sell the shares directly. Also, the per share fees payable under the Plan could change from time to time.

F.
Price of Shares—Plan participants cannot designate a specific price (except for prices specified for day limit order sales or good-til-cancelled limit order sales) at which to sell or purchase common stock. Requests for the sale of Plan shares are accumulated and the Plan Administrator places an order with the appointed agent. Similarly, an order is placed with the independent agent to purchase stock with all funds available for investment.

G.
Funds Are not Insured—Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or any other entity.

PLAN ADMINISTRATION
3.
Who administers the Plan?

Computershare administers the Plan with certain administrative duties performed by affiliates of Computershare acting as Computershare’s service agents. Shares that are purchased through the Plan or deposited for safekeeping will be registered in the name of, and held by, Computershare, as Plan Administrator, or its nominee, as custodian for the participants. See Questions 30 and 31.
Written communications about the Plan, including certificate transfer requests and address changes, should be directed to:
Computershare
P.O. Box 43078
Providence, RI 02940-3078
For overnight delivery service:
Computershare
150 Royall Street
Suite 101
Canton, MA 02021
E-mail communications should be directed to: web.queries@computershare.com
When writing, please include a daytime telephone number or e-mail address to expedite the reply.
You may speak with a Computershare customer service representative by dialing the nationwide toll-free number: 1-800-457-2983. Computershare representatives are available between the hours of 8:00 a.m. and 8:00 p.m. Eastern Standard Time Monday through Friday.
Computershare’s website is: www.computershare.com/investor.
PARTICIPATION IN THE PLAN
4.
Who is eligible to participate in the Plan?

Any interested investor making an Initial Cash Investment of at least $50, and all common stock Shareholders of Record are eligible to participate. Citizens or residents of, or entities that are organized or incorporated under or have their principal place of business in, a country other than the United States or its territories and possessions should determine whether they are subject to any governmental regulations prohibiting or restricting participation in the Plan and must provide evidence satisfactory to the Administrator that their participation will not violate any such regulations, before enrolling in the Plan.
Beneficial owners of common stock whose shares are held in a name other than their own (for example, a bank, broker, or trustee) may participate in the Plan with respect to such shares by transferring those shares into their own name. Once the shares are registered on the books of the Company in the name of the investor, the investor will be eligible to enroll in the Plan.
5.
How does an Eligible Investor enroll in the Plan?

Eligible Investors may join the Plan by completing and submitting an Enrollment Form to the Administrator. Alternatively, enrollment is available online at the website listed above. New investors must also submit an Initial Cash Investment of at least $50 (but not more than $150,000).
Once enrolled in the Plan, Eligible Investors will remain enrolled until they discontinue their participation, or the Plan is terminated. See Questions 33, 34, and 40.
6.
When may an Eligible Investor join the Plan?

An Eligible Investor may join the Plan at any time by completing and returning an Enrollment Form or by enrolling online.
PARTICIPATION OPTIONS
7.
What participation options are available in the Plan?

On the Enrollment Form, the investor is offered the following participation options:
•
Full Dividend Reinvestment

•
Partial Dividends Paid in Cash or

•
All Dividends Paid in Cash (No Dividend Reinvestment)

If participants do not indicate a participation option on the Enrollment Form, their account will automatically be enrolled into the “Full Dividend Reinvestment” option. Dividends will be reinvested as to all shares in a participant’s Plan account unless the participant specifically elects otherwise. Common stock purchased on or after a specific Ex-Dividend Date may not receive the next subsequent dividend.
8.
How does the “Full Dividend Reinvestment” option of the Plan work?

Participants enrolling in the Full Dividend Reinvestment option will have dividends earned on all common stock, both in their Plan account and held of record, reinvested to purchase additional shares of common stock. The reinvestment of dividends will commence with the first dividend to which the participant is entitled payable after the next Dividend Record Date following enrollment. See “Reinvestment of Dividends” below beginning with Question 20. No interest is paid on dividends pending reinvestment. A participant may also make Cash Investments of up to $150,000 per account annually (including any Initial Cash Investment) to purchase common stock. See “Cash Investments” below beginning with Question 13.
9.
How does the “Partial Dividends Paid in Cash” option of the Plan work?

Participants enrolling in the Partial Dividends Paid in Cash option may designate a specific number of shares held of record or in their Plan accounts on which they wish to receive cash dividends, with dividends on the balance of shares being reinvested to purchase common stock. Participants may also elect to receive cash dividends on shares they hold in certificated form, with dividends on shares held in their Plan account being reinvested. The reinvestment of dividends will commence with the first dividend to which the participant is entitled payable after the next Dividend Record Date following enrollment. See “Reinvestment of Dividends” below beginning with Question 20. No interest is paid on dividends pending reinvestment. In addition, a participant may make Cash Investments of up to $150,000 per account annually to purchase shares of common stock. See “Cash Investments” below beginning with Question 13.
See Question 10 below for information regarding how cash dividends are paid.
If a participant has elected this option and subsequently directs that a portion of the shares held in the participant’s Plan account are to be sold, transferred, or withdrawn, unless the participant otherwise directs, all shares on which a participant receives reinvested dividends will be sold, transferred, or withdrawn prior to the sale, transfer, or withdrawal of any shares on which a participant receives cash dividends.
10.
How does the “All Dividends Paid in Cash (No Dividend Reinvestment)” option of the Plan work?

Participants enrolling in the All Dividends Paid in Cash (No Dividend Reinvestment) option may make Cash Investments of up to $150,000 per account annually. The Cash Investment will be used to purchase additional shares of common stock. Dividends earned on all common stock, both in the Plan account and of record, will be paid directly to the investor either by check or direct deposit at the election of the shareholder. Dividends paid by check will be mailed to the shareholder’s address of record.
Shareholders electing to have dividends deposited to a financial institution account must complete and submit an Authorization for Electronic Direct Deposit Form and deposit slip to the Administrator. The financial institution must be a member of the Automated Clearing House network (“ACH”).
11.
May participants change their participation option?

Yes. The participation option may be changed by completing and submitting a new Enrollment Form to the Administrator, by calling the Administrator at 1-800-457-2983 or by accessing your account online at www.computershare.com/investor. The change will be effective as of the next Dividend Record Date following receipt and processing of the new Enrollment Form or enrollment request.
12.
May the Company restrict participation in the Plan?

Yes. We reserve the right to restrict participation in the Plan if we believe that such participation may be contrary to the general purpose of the Plan or in violation of applicable law.
CASH INVESTMENTS
13.
Who is eligible to make Cash Investments?

Any participant is eligible to make Cash Investments regardless of the participation option chosen, subject to the maximum contribution.
14.
Who is eligible to make an Initial Cash Investment?

Any interested investor may enroll either online or by submitting an Enrollment Form and making an Initial Cash Investment, subject to the minimum and maximum contributions.
15.
How are Initial Cash Investments and Cash Investments made?

Initial Cash Investments and other Cash Investments may be made by personal check, payable through a U.S. bank or other U.S. financial institution, in U.S. dollars, to “Computershare—Pinnacle West Capital Corporation” or via electronic funds transfer as individual one-time online or monthly recurring transactions. Cash, money orders, traveler’s checks and third-party checks will not be accepted. Initial Cash Investments made by personal check must be accompanied by a completed Enrollment Form. An Enrollment Form, Cash Investment form or, for electronic funds transfers, a Direct Debit Authorization form, should accompany all Cash Investments to ensure credit to the proper account.
Initial Cash Investments and regular Cash Investments made by electronic funds transfer require that the participant authorize the Administrator to deduct a specified amount directly from a U.S. checking, savings, or credit union account which is a member of the ACH network. The participant must complete and forward a Direct Debit Authorization form to the Administrator, or do so online, to authorize such investment. Recurring Cash Investment (via electronic funds transfer) amounts will only be deducted from the participant’s account once a month, on or around the 25th day of the month or the next banking business day if the 25th falls on a bank holiday or weekend. Generally, the funds will be invested during the first Investment Period following the 25th day of the month. However, if the funds are not received at least three business days prior to such Investment Period, the investment could be delayed to the next following Investment Period. See also Question 17.
The Administrator will wait up to three business days after receipt of the check or electronic funds transfer to ensure it receives good funds and will then seek to purchase shares from Initial Cash Investments and other Cash Investments promptly on the investment date.
16.
Is there a minimum and maximum Cash Investment?

Yes. The minimum Initial Cash Investment is $50. Subsequent Cash Investments may be any amount. The maximum aggregate Cash Investment (including the Initial Cash Investment) is $150,000 per account per calendar year. Other restrictions may be imposed from time to time on amounts that may be invested in any transaction. Reinvested dividends are not counted as Cash Investments for purposes of this limitation.
17.
When will a participant’s Initial Cash Investment or Cash Investment be invested?

Generally, Initial Cash Investments and Cash Investments made by personal check, or one-time online (non-recurring) electronic funds transfer will be invested during the next Investment Period. However, if the funds are not received at least three business days prior to such Investment Period, the investment could be delayed to the next following Investment Period. Unless otherwise agreed by us and the Plan Administrator, funds are considered to be received when delivered, either by postal service or by electronic delivery, to the Administrator (see “Shareholder Information” below for address) before 12:00 p.m. Eastern Standard Time on any business day.
Deduction of funds related to Cash Investments by recurring electronic funds deduction will only occur once a month, on or about the 25th day of the month, and generally such funds will be invested in shares of common stock during the next succeeding Investment Period. However, if the funds are not received at least three business days prior to such Investment Period, the investment could be delayed to the next following Investment Period. Interest is not paid on funds held pending investment.
The Administrator will wait up to three business days after receipt of the check or electronic funds transfer to ensure it receives good funds and will then seek to purchase shares from Initial Cash Investments and other Cash Investments promptly on the investment date.
If the Plan Administrator does not receive credit for a cash payment because of insufficient funds or incorrect ACH draft information, the requested purchase will be deemed void. Any shares credited will be immediately removed from the participant’s account. The Plan Administrator will be entitled to sell those shares to satisfy any uncollected amounts and if the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator will be entitled to sell additional shares from the participant’s account to satisfy the uncollected balance. In addition, an “insufficient funds” fee of $35 will be charged. The Administrator may place a hold on the account until this fee is paid, or may sell shares from the account to pay this fee. The insufficient funds fee could change without advance notice from time to time.
18.
When will shares purchased with Initial Cash Investments or Cash Investments be entitled to receive dividends?

Shares purchased with an Initial Cash Investment or Cash Investment will be entitled to dividends if the shares were credited to the participant’s account as of a date preceding the Dividend Record Date for payment of a dividend.
19.
May a participant request that an Initial Cash Investment or Cash Investment be returned?

Yes. A participant may request the return of an Initial Cash Investment or Cash Investment. The funds will be returned if the request is received at least two business days prior to the next scheduled Investment Period. However, no refund will be made until the Administrator has fully collected the funds.

REINVESTMENT OF DIVIDENDS
20.
Is there a minimum or maximum amount for reinvested dividends?

No. Dividends designated for reinvestment through the Plan are not subject to a minimum or maximum.
21.
When will a participant’s dividends be reinvested?

A participant’s dividends will be reinvested during the first Investment Period that follows the Dividend Payment Date.
22.
When will shares purchased with reinvested dividends be entitled to receive dividends?

Shares purchased with reinvested dividends and credited to a participant’s account prior to a Dividend Record Date will be entitled to dividends on the Dividend Payment Date following such Dividend Record Date.
PURCHASES
23.
What is the source of common stock purchased through the Plan?

Common stock purchased through the Plan will be purchased, at the discretion of the Company and in accordance with applicable law, either on the open market or directly from the Company or through a combination of the foregoing. Shares purchased from the Company may be either authorized but unissued shares or shares held in the treasury of the Company.
24.
How is common stock purchased on the open market?

Common stock purchased on the open market will be purchased through a broker appointed by the Administrator. Subject to the requirements of the Plan, the broker will have full discretion in all matters related to such purchases, including the day and time of purchase, price paid, number of shares purchased, and the markets or persons through whom the purchases are made.
25.
When are shares purchased for the Plan?

Purchases of shares on the open market may begin on the first day of the relevant Investment Period and will generally be completed no later than 30 days thereafter. Dividends not invested in common stock within 30 days of the Dividend Payment Date and Cash Investments not invested in common stock within 35 days of receipt will be promptly returned to participants.
Shares purchased from the Company (newly issued common stock or treasury stock) will be acquired as soon as practicable following an Investment Date.
26.
When will shares be credited to a participant’s account?

Participants’ shares will be credited to their Plan accounts as of the Investment Date and are considered to be owned by the participant on that day.
27.
How is the purchase price of the common stock determined?

If the Administrator purchases shares of Company common stock in the open market, the Administrator may combine a participant’s funds with funds of other participants and generally will batch purchase types (cash dividends and Cash Investments) for separate execution by its broker. At the Administrator’s discretion, these batches may be combined and executed by its broker. The Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in shares of Company common stock, the Administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of common stock purchased for each participant’s account, whether purchased with reinvested cash dividends, Initial Cash

Investments or with Cash Investments, shall be the weighted average price of the specific batch for shares of Company common stock purchased by the Administrator’s broker on that investment date. The Administrator will purchase such shares as soon as is practical on or after an Investment Date.
The purchase price of common stock purchased from the Company (newly issued common stock or treasury stock) will be the average of the high and low sales prices of the common stock on a given Investment Date as reported on the New York Stock Exchange Composite Tape and published in The Wall Street Journal or, for any day on which there is no such publication, in another generally accepted publication for the applicable Investment Date. If there is no trading reported for a trading day, the Company will determine the purchase price on the basis of such quotations as it deems appropriate.
28.
How many shares of common stock will be purchased for a participant?

The number of shares purchased for a participant will be equal to the participant’s Cash Investments received for the Investment Period plus dividends available for reinvestment divided by the purchase price of the shares. The participant’s account will be credited with the whole and fractional shares as of the related Investment Date.
29.
Can a participant request the purchase of a specific number of shares?

No. Since the purchase price of shares of the common stock purchased under the Plan cannot be calculated until the common stock is purchased, a participant may not request the purchase of a specific number of shares.
CERTIFICATES
30.
Will certificates be issued for shares purchased through the Plan?

No. The certificates for shares purchased through the Plan are registered in the name of the Plan Administrator. A certificate may be issued to participants upon written request if this is in accordance with the Company’s Bylaws.
Participants requesting the issuance of a certificate for their Plan shares should submit the request to the Plan Administrator either in writing, by telephone or online, specifying the number of shares to be issued. Certificates will be issued as soon as practicable following the receipt of the request.
The certificate will be issued in the name(s) of the participant(s). Requests to issue a certificate into another registration must meet the requirements for transfer of stock. See Question 42.
See Question 9 for information relating to the certification of only a portion of a participant’s Plan shares when the participant has elected the Partial Dividends in Cash option for the participant’s shares.
SAFEKEEPING OF CERTIFICATES
31.
Can certificates be returned to the Administrator to be held in the participant’s Plan account?

Yes. Certificates for common stock may be submitted to the Plan Administrator to take advantage of the safekeeping feature of the Plan. The certificates should not be endorsed. It is recommended that the certificate(s) be mailed to the Administrator by registered mail, return receipt requested, and properly insured to the Administrator’s overnight address in Question 3. The certificates should be submitted with a letter to the Plan Administrator directing the Plan Administrator to deposit the shares represented by such certificates into the Plan account of the participant. Alternatively, the certificates can be submitted with a new Enrollment Form. Investors may submit certificates for safekeeping upon initial enrollment in the Plan or at any time while participating in the Plan. The shares of common stock so deposited will be transferred into the name of the Administrator or its nominee and credited to the participant’s Plan account. Common stock surrendered for safekeeping will be treated as shares purchased through the Plan.

SALE OF SHARES
32.
How may participants sell their Plan shares?

A participant has four choices when making a sale, depending on how you submit your sale request, as follows:
Market Order:   A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor or by calling the Administrator directly at 1-800-457-2983. Market order sale requests received at www.computershare.com/investor or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if the shares were sold, a participant should check his or her account online at www.computershare.com/investor or call the Administrator directly at 1-800-457-2983. If the market order sale was not filled and a participant still wants the shares sold, he or she will need to re-enter the sale request. The price with respect to each market order will be the market price for such order obtained by the Administrator’s broker, less a transaction fee of $25 per sale and a per share fee of $0.12 for each share sold.
Batch Order:   A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales. In every case of a batch order sale, the price to each selling participant will be the weighted average sale price obtained by the Administrator’s broker for each aggregate order placed by the Administrator and executed by the broker, less a transaction fee of $25 per sale and a per share fee of $0.12 for each share sold.
Day Limit Order:   A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at the participant’s request made online at www.computershare.com/investor or by calling the Administrator directly at 1-800-457-2983. Each day limit order sale will incur a transaction fee of $25 per sale and a per share fee of $0.12 for each share sold.
Good-Til-Cancelled (“GTC”) Limit Order:   A GTC limit order is an order to sell securities when and if the securities reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of securities being sold and current trading volume in the securities, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at the Participant’s request made online at www.computershare.com/investor or by calling the Administrator directly at 1-800-457-2983. Each GTC limit order sale will incur a transaction fee of $25 per sale and a per share fee of $0.12 for each share sold.
Per share fees include any applicable brokerage commissions the Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee.
The Administrator may, for various reasons, require a sales request to be submitted in writing. Participants should contact the Administrator to determine if there are any limitations applicable to their particular sale request.

All sales requests processed over the telephone will entail an additional fee of $15.00 if the assistance of a Customer Service Representative is required when selling shares.
Participants should be aware that the price of Company common stock may rise or fall during the period between a request for sale, its receipt by the Administrator, and the ultimate sale on the open market. Instructions for a market order or a batch sale are binding and may not be rescinded.
If a participant elects to sell shares online at www.computershare.com/investor through Investor Center he or she may utilize the Administrator’s international currency exchange service to convert his or her sale proceeds to local currency prior to being sent to the participant. Receiving sales proceeds in a local currency and having a check drawn on a local bank avoids the time consuming and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, to which participants must agree online.
The Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, if a participant elects to sell shares through the Administrator, he or she will not have any authority or power to direct the time or price at which shares are sold (except for prices specified for day limit orders or GTC limit orders), and only the Administrator will select the broker(s) through or from whom sales are to be made.
Alternatively, participants may choose to sell their shares through a broker of their choice. Participants should contact their broker on how to sell their shares through their broker.
The fees listed above may change from time to time.
TERMINATION OF PLAN PARTICIPATION
33.
How may a participant terminate participation in the Plan?

Participants may terminate participation in the Plan at any time by giving notice to the Plan Administrator in writing, by telephone, or online. The terminating participant’s shares will continue to be held in book entry form or through direct registration unless and until the terminating participant requests to sell all or some of the shares, requests a certificate issued for a specific number of whole shares, or requests an electronic transfer of a specific number of whole shares to a brokerage account. See Questions 30 and 32. Certificates cannot be issued for fractional shares. A participant will receive a check for the cash value of fractional shares less any applicable fees when terminating participation. Issuance of certificates may be subject to an additional fee. Please contact the Administrator to determine if there is a certificate issuance fee.
Participants terminating their Plan participation will receive one or more notices or statements detailing the termination and related transactions. These notices and statements should be retained for tax purposes.
Cash Investments received prior to the request to terminate Plan participation will be invested during the next Investment Period unless the participant timely requests the return of that Cash Investment. See Question 19.
For an account the dividends of which are to be reinvested, if the Plan Administrator receives the participant’s notice of termination near a Dividend Record Date, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the withdrawing participant. If such dividends are reinvested, the Plan Administrator will process the withdrawal as soon as practicable but in no event later than five business days after the reinvestment is completed.
34.
May we terminate a participant’s Plan participation?

Yes. If a participant does not maintain at least one whole share of common stock in the Plan account or does not own any common stock of record for which cash dividends are designated for reinvestment pursuant to the Plan, we may terminate the participant’s participation in our sole discretion. A participant whose participation has been terminated will receive a check for the cash value of any fractional share in the Plan account less applicable fees and taxes.
In addition, we may terminate a participant’s participation in the Plan in our sole discretion if we believe that such participation may be contrary to the general purpose of the Plan (see Question 1) or in violation of applicable law. The participant will receive a certificate for whole shares and a check for the cash value of any fractional share in the Plan account less any applicable fees and taxes.
SERVICE FEES
35.
What fees are associated with participation in the Plan?

The fees associated with participation in the Plan are:
Initial Enrollment Fee	$10 (one-time charge per account for first-time (new) investors only)
Cash Investments	$0.10 per share (for open market purchases only)*
Batch Order Sales	$25 per sale plus $0.12 per share*
Market Order Sales	$25 per sale plus $0.12 per share*
Day Limit Order Sales	$25 per sale plus $0.12 per share*
GTC Limit Order Sales	$25 per sale plus $0.12 per share*
Agent Assistance Fee	$15 per sale
Insufficient Funds Fee	$35

*
Per share fees include any applicable brokerage commissions the Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee.

We will pay all other administrative costs. No per share fees are paid for newly issued shares or for treasury shares. Per share fees could change from time to time. The fees listed above may also change from time to time.
REPORTS TO PARTICIPANTS
36.
What reports are sent to participants?

The Plan Administrator will send a notice confirming the details of each account transaction in the form of a statement or transaction advice. In addition, for each quarter in which a participant has purchase or investment activity, the Plan Administrator will send a Plan Statement to the participant; however, if the only activity for the quarter is the receipt of a cash dividend that is not reinvested, the participant will not receive a Plan Statement. The Plan statement will also include specific cost basis information in accordance with applicable law. These statements should be retained for tax purposes. From time to time, the Company and the Plan Administrator may revise the type, content, format, and timing of notices and statements sent to participants in the Plan.
The Plan Administrator will send or forward all applicable proxy solicitation materials and other shareholder materials or consent solicitation materials to Plan participants.
Plan participants will receive an Internal Revenue Service (“IRS”) Form 1099-DIV showing total dividends reported to the Internal Revenue Service which were paid to the participant both on shares of record and Plan account shares. An IRS form 1099-B will be provided for reporting the proceeds from the sale of shares through the Plan. See Question 44 for further information regarding tax reporting.

OTHER INFORMATION
37.
What happens if we declare a dividend payable in common stock or a stock split?

Any dividends in the form of shares of common stock and any shares resulting from a common stock split on shares held in a participant’s Plan account will be credited to the participant’s Plan account.
38.
How will a participant’s shares be voted at meetings of shareholders?

The participant’s shares will be voted in accordance with the participant’s instructions. Shares will not be voted unless the participant or the participant’s proxy votes them.
39.
What is the responsibility of the Company and its agents under the Plan?

None of the Company, the Administrator, or any independent agent appointed by the Administrator will be liable for any act done in good faith or for any good faith omission to act with respect to the Plan, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death or with respect to the prices or times at which, or sources from which, shares are purchased or sold for participants, or with respect to any loss or fluctuation in market value before or after any purchase or sale of shares. In no event shall the Company, the Administrator or their agents have any liability as to any inability to purchase shares or as to the timing of any purchase.
Participants must recognize that the Company cannot assure them a profit, or protect them against losses, on shares purchased pursuant to the Plan. The market price of common stock can fluctuate substantially. Participants accept the risks as well as the benefits of the Plan.
40.
May the Plan be changed or discontinued?

Yes. We reserve the right to suspend, modify, or terminate the Plan at any time with or without advance notice. As a result, we may register additional shares from time to time. Any suspension or termination of the Plan, or any material modification of the Plan, will be communicated to all affected Plan participants as soon as practicable. An amendment to the Plan will not decrease the account of any participant or result in any distribution to us of any amount credited to a participant account.
41.
May common stock held in a Plan account be pledged as collateral?

No. Common stock held in a Plan account may not be pledged as collateral. Participants wishing to use their common stock as collateral must have certificates issued for the shares. The certificates can then be delivered for collateral.
42.
May common stock held in a Plan account be transferred or assigned to another person?

Yes. A participant may transfer or assign Plan shares to another person or entity by meeting the requirements for transfer of stock. See Question 3 for Plan Administrator contact information to request a copy of the current stock transfer requirements. When writing, please include a daytime telephone number or e-mail address to expedite the reply. You may also use the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide.
See Question 9 for information relating to the transfer of only a portion of a participant’s Plan shares when the participant has elected the Partial Dividends Paid in Cash option for the participant’s shares.
43.
How may instructions be given to the Administrator?

Any instructions may be submitted in writing to the Administrator at the address provided in Question 3. You may also perform certain account transactions online through Investor Center at www.computershare.com/investor. The Administrator may also allow certain instructions to be communicated by telephone or e-mail as agreed to by the Administrator and the participant. You may contact Computershare at 1-800-457-2983 or by e-mail at web.queries@computershare.com for more information.
FEDERAL INCOME TAX INFORMATION
44.
What are the Federal income tax consequences of Plan participation?

We believe the following is an accurate summary of the material federal income tax consequences of participation in the Plan. You are advised to consult your tax or financial advisor with respect to federal, state, local, and other tax laws which apply to your specific situation, and with respect to potential changes in such laws, some of which may have retroactive effect.
In general, dividends (and certain other distributions) paid on shares of common stock, whether the shares are held in certificate form by the shareholder or held by the Company in book-entry or through the Plan, are considered taxable income, regardless of whether such amounts are actually received by you in cash, reinvested through the Plan, or (as discussed below) withheld. This means that even if such dividends (or any other distribution) are reinvested through the Plan, you will still have to pay federal income tax on such amounts the same as if such amounts were actually received by you. The information sent to you and the IRS following the end of the year in which distributions were made to you will include the information required for you to complete your income tax returns.
The tax basis of shares acquired through the reinvestment of dividends (or any other distributions) will be equal to the amounts reinvested. The tax basis of shares purchased with Cash Investments will be equal to the amount of such investments.
Upon the sale or other taxable disposition of either a portion or all of the shares from the Plan, a participant may recognize a gain or loss equal to the difference between (i) the sales proceeds received in connection with such sale or disposition, and (ii) the tax basis of the shares sold, including any fractional shares. Such gain or loss will generally be capital gain or loss assuming the common stock sold was held as a “capital asset”, as such term is commonly used for federal income tax purposes. In general, capital gain or loss will be long-term capital gain or loss if your holding period of the common stock sold is more than 12 months at the time of the sale or disposition. The deductibility of capital losses may be subject to limitations.
If you are subject to withholding taxes (e.g., U.S. withholding or backup withholding taxes), then to the extent you desire to reinvest, through the Plan, amounts otherwise distributable to you, the Administrator will withhold the required taxes from such amounts, remit such withheld taxes to the applicable governmental authority, and the amount otherwise distributable to you will be reinvested through the Plan net of such withholdings. If you are subject to withholding taxes, then to the extent you desire to receive amounts otherwise distributable to you, the Administrator will withhold the required taxes from such amounts, remit such withheld taxes to the applicable governmental authority, and the amount otherwise distributable to you will be distributed to you net of such withholdings.
This discussion does not address any state or local taxes, any other federal taxes (e.g., the net investment income tax), or any other taxes that may be applicable to your particular situation.

USE OF PROCEEDS
We intend to use the proceeds from the issuance of any newly issued or treasury shares of common stock pursuant to the Plan for general corporate purposes, including, but not limited to, the repayment of indebtedness, capital expenditures, the funding of working capital, acquisitions, or stock repurchases, and/or capital infusions into one or more of our subsidiaries for any of those purposes. The Company cannot estimate the amount of any such proceeds at this time.
PLAN OF DISTRIBUTION
Shares of common stock for participants under the Plan will either be directly purchased from us or in the open market by the Administrator through its broker. The Plan Administrator will assist with providing services pursuant to the Plan but will not be acting as an underwriter with respect to the shares of our common stock purchased for purposes of the Plan. The costs associated with the Plan include brokerage commissions and certain fees. We will pay all other costs of administration of the Plan. See Questions 27, 32 and 35 under “Description of the Plan” above for a description of fees that we will charge to participants in the Plan, including broker commissions.
EXPERTS
The consolidated financial statements of Pinnacle West and the related financial statement schedule, incorporated in this prospectus and the effectiveness of Pinnacle West’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements and financial statement schedule are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
LEGAL OPINION
The validity of the common stock offered hereby has been passed upon for the Company by Robert E. Smith, its Executive Vice President, General Counsel and Chief Development Officer. Mr. Smith is regularly employed by Pinnacle West, participates in various Pinnacle West employee benefit plans under which he may receive shares of common stock and currently beneficially owns less than one percent of the outstanding shares of common stock of Pinnacle West.
SHAREHOLDER INFORMATION
Pinnacle West Capital Corporation:
Corporate Headquarters:	400 North 5th Street Phoenix, AZ 85004
Mailing Address:	P .O. Box 53999 Mail Station 8602 Phoenix, AZ 85072-3999
Telephone Number:	602-250-1000
E-Mail Address:	shareholderdept@pinnaclewest.com
Corporate Web Site:	www.pinnaclewest.com

Computershare Trust Company, N.A.:
Telephone Numbers:	1-800-457-2983 Nationwide Toll-Free 1-201-680-6578 International Shareholders
E-Mail Address:	web.queries@computershare.com/investor
The Computershare Web Site:	www.computershare.com/investor
Shareholder Plan and Account Information & Stock Transfer Requirements:	Computershare P.O. Box 43078 Providence, RI 02940-3078 For overnight delivery service: Computershare 150 Royall Street Suite 101 Canton, MA 02021
Stock Listing Information
• Ticker Symbol:	PNW on the New York Stock Exchange
• Financial Listings:	PinWst

No person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

INVESTORS ADVANTAGE PLAN

500,000 shares of
common stock
(No Par Value)

PROSPECTUS

003SSN14C7

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
The following table sets forth the various expenses that are expected to be incurred in connection with the issuance and distribution of the securities being registered and that would be paid by the Company over the three year period following the effective date of this registration statement. All amounts are estimated, except for the SEC registration fee.
Securities and Exchange Commission registration fee	$2,481.43
Printing and postage expenses	6,000
Legal fees and expenses	5,000
Accounting fees and expenses	50,000
Plan Administrator and Independent Agent Fees	225,000
Miscellaneous	5,000
Total	$293,481.43
Item 15.   Indemnification of Directors and Officers.
The Arizona Business Corporation Act (the “ABCA”) permits a corporation, under certain circumstances, to indemnify its present and former directors and officers against costs and expenses (including attorneys’ fees) reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings, whether or not authority for such indemnification is contained in the indemnifying corporation’s articles of incorporation or bylaws. Article TEN of our Restated Articles of Incorporation eliminates and limits the personal liability of directors to the fullest extent permitted by the ABCA, as amended. Specific authority for indemnification of present and former directors and officers to the fullest extent permitted by applicable law is contained in Article VII of Pinnacle West’s Bylaws. Such indemnification is mandatory.
Under the ABCA, in order for a corporation to indemnify a director or officer, a majority of the corporation’s disinterested directors, special legal counsel, or the shareholders must find that the conduct of the individual to be indemnified was in good faith and that the individual reasonably believed that the conduct was in the corporation’s best interests (in the case of conduct in an “official capacity” with the corporation) or that the conduct was at least not opposed to the corporation’s best interests (in all other cases). In the case of any criminal proceeding, the finding must be to the effect that the individual had no reasonable cause to believe the conduct was unlawful. Indemnification is permitted with respect to expenses, judgments, fines and amounts paid in settlement by such individuals, except that, in the case of a proceeding by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding. However, a corporation cannot indemnify a director in the cases noted in clause (ii) of the second sentence of the following paragraph. A corporation’s articles of incorporation may indemnify a director for conduct for which broader indemnification has been made permissible or mandatory under other provisions of the ABCA. Additionally, if the individual is an officer but not a director (or is both but is made a party to the proceeding solely because of an act or omission as an officer), a corporation may indemnify and advance expenses to the further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for (i) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or (ii) liability arising out of conduct that constitutes (a) receipt by the officer of a financial benefit to which the officer is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders or (c) an intentional violation of criminal law.
Indemnification under the ABCA is permissive, except in the event of a successful defense, in which case a director or officer must be indemnified against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding unless such indemnification is limited by the articles of incorporation. In addition, the ABCA requires Arizona corporations to indemnify any “outside director” (a director who, when serving as a director, is not an officer, employee or holder of more than five percent of any class of the corporation’s stock or the stock of any affiliate of the corporation) against liability unless (i) the corporation’s articles of incorporation limit such indemnification, (ii) the director is adjudged liable in a proceeding by or in the right of the corporation or in any other proceeding charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director, or (iii) a court determines, before payment to the outside director, that the director failed to meet the standards of conduct described in the preceding paragraph. With certain limitations, a court may also order that an individual be indemnified if the court finds that the individual is fairly and reasonably entitled to indemnification in light of all of the relevant circumstances, whether or not the individual has met the standards of conduct in this and the preceding paragraph or was adjudged liable as described above.
In addition, we have, from time to time, entered into and/or may enter into agreements to indemnify certain of our directors and officers to the fullest extent allowed by law, subject to certain exceptions. To the extent the Board or shareholders may in the future wish to limit or repeal our ability to provide indemnification to our officers and directors, such repeal or limitation may not be effective as to directors or officers who are parties to any indemnification agreements because their rights to full protection would be contractually assured by such agreements.
In Arizona, a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against liability asserted against or incurred by the individual arising from the individual’s status as a director or officer. We maintain insurance on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Company out of the foregoing indemnification provisions, subject to certain exclusions and to the policy limits.
There is currently no pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.
For information regarding our undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 below.
Item 16.   List of Exhibits.
EXHIBIT NO.	DESCRIPTION
5.1	Opinion of Robert E. Smith, Executive Vice President, General Counsel and Chief Development Officer of the Company
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Robert E. Smith, Senior Vice President, General Counsel and Chief Development Officer of the Company (included in Exhibit 5.1)
24.1	Powers of Attorney (contained within the signature page hereto)
24.2	Resolutions of Board of Directors re Powers of Attorney
107	Filing Fee Table

In addition to those Exhibits shown above, the Company hereby incorporates the following Exhibits pursuant to Rule 411 of Regulation C promulgated under the Securities Act by reference to the filings set forth below:
Exhibit No.	Description	Previously Filed as Exhibit	File No.(1)	Date Filed
4.1	Articles of Incorporation, restated as of May 21, 2008	Exhibit 3.1 to Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended June 30, 2008	1-8962	8/07/08
4.2	Pinnacle West Capital Corporation Bylaws, amended as of February 19, 2020	Exhibit 3.1 to Pinnacle West/APS Current Report on Form 8-K dated February 25, 2020	1-8962	2/25/20
4.3	Specimen Certificate of Pinnacle West common stock, no par value	Exhibit 4.1 to Pinnacle West Current Report on Form 8-K dated June 20, 2017	1-8962	6/20/17
4.4	Second Amended and Restated Pinnacle West Capital Corporation Investors Advantage Plan dated as of June 23, 2004	Exhibit 4.4 to Pinnacle West Current Report on Form 8-K dated August 9, 2004	1-8962	8/9/04
4.5	Third Amended and Restated Pinnacle West Capital Corporation Investors Advantage Plan dated as of November 25, 2008	Exhibit 4.1 to Pinnacle West Form S-3 Registration Statement No. 333-155641	1-8962	11/25/08

(1)
Reports filed under File No. 1-8962 were filed in the office of the SEC located in Washington, D.C.

Item 17.   Undertakings.
(a)
The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 14, 2023.
Pinnacle West Capital Corporation
By:
/s/ Jeffrey B. Guldner

Jeffrey B. Guldner
Chairman of the Board of Directors, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Jeffrey B. Guldner, Andrew Cooper and Robert E. Smith, and each of them, as attorneys-in-fact, to sign his or her name on his or her behalf, individually and in each capacity designated below, to file any amendments, including post-effective amendments, to this Registration Statement.
SIGNATURE	TITLE	DATE
/s/ Jeffrey B. Guldner (Jeffrey B. Guldner, Chairman of the Board of Directors, President and Chief Executive Officer)	Principal Executive Officer and Director	June 14, 2023
/s/ Andrew Cooper (Andrew Cooper, Senior Vice President and Chief Financial Officer)	Principal Financial Officer	June 14, 2023
/s/ Elizabeth A. Blankenship (Elizabeth A. Blankenship, Vice President, Controller and Chief Accounting Officer)	Principal Accounting Officer	June 14, 2023
/s/ Glynis A. Bryan (Glynis A. Bryan)	Director	June 14, 2023
/s/ Richard P. Fox (Richard P. Fox)	Director	June 14, 2023
/s/ Gonzalo A. de la Melena, Jr. (Gonzalo A. de la Melena, Jr.)	Director	June 14, 2023
/s/ Kathryn L. Munro (Kathryn L. Munro)	Director	June 14, 2023

SIGNATURE	TITLE	DATE
/s/ Bruce J. Nordstrom (Bruce J. Nordstrom)	Director	June 14, 2023
/s/ Paula J. Sims (Paula J. Sims)	Director	June 14, 2023
/s/ William H. Spence (William H. Spence)	Director	June 14, 2023
/s/ Kristine L. Svinicki (Kristine L. Svinicki)	Director	June 14, 2023
/s/ James E. Trevathan, Jr. (James E. Trevathan, Jr.)	Director	June 14, 2023